NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029	CONTACT (713) 625-8180; mediarelations@stewart.com

FOR IMMEDIATE RELEASE

Stewart Appoints Timothy Okrie as Chief Operating Officer

HOUSTON (December 12, 2016) – Stewart announced today the appointment of Timothy Okrie as Chief Operating Officer. In this new role, Okrie will oversee all of Stewart’s business operations, focusing on top-line growth and bottom-line performance.

“Tim is a proven leader with a track record of being a transformative part of business growth and operational excellence,” said Matt Morris, CEO, Stewart Information Services Corporation. “His experience in driving company operations and strategy execution will make him a vital member of our team.”

As Chief Operating Officer, Okrie will oversee Stewart’s daily operations, optimize operational processes, help drive Stewart’s strategy through various business channels, and oversee change and business transformation as Stewart works to shape the future of the industry.

Okrie brings more than 30 years of experience developing and executing professional services, industry alignment, market strategies and business operating models. He most recently served as a senior partner within the Advisory Services practice at Deloitte. His extensive experience with strategy development and execution, along with his international experience, makes him uniquely qualified to lead Stewart’s strategy execution and financial performance across global business operations.

Okrie is a frequent panelist at national and regional insurance sector meetings. He also regularly speaks at insurance industry associations and business groups on the current state of the industry and emerging trends and issues.

Okrie holds a bachelor of science from DePaul University in Chicago and is also a licensed Certified Public Accountant (CPA). He will be based at Stewart’s headquarters in Houston.

About Stewart
Stewart Information Services Corporation (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at stewart.com, subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.
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